Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedule of Exterran Partners, L.P. (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2012.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 24, 2012, relating to the combined statements of assets acquired and liabilities assumed and the related combined statements of revenues and direct operating expenses for the Proposed 2012 Contract Operations Acquisition (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the abbreviated financial statements), appearing in the Partnership’s Current Report on Form 8-K/A filed on February 24, 2012.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 15, 2013, relating to the combined statements of assets acquired and liabilities assumed and the related combined statements of revenues and direct operating expenses for the Proposed 2013 Contract Operations Acquisition (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the abbreviated financial statements), appearing in the Partnership’s Current Report on Form 8-K/A filed on March 15, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
November 7, 2013